Exhibit 99.1

ANNUAL SERVICER’S CERTIFICATE
For Year Ended December 31, 2004

DAIMLERCHRYSLER SERVICES NORTH AMERICA LLC

DAIMLERCHRYSLER AUTO TRUST 2004-C

The undersigned, duly authorized representatives of DaimlerChrysler Services North America LLC (“DCS”), as Servicer, pursuant to the Sale and Servicing Agreement (the “Agreement”) dated as of November 1, 2004, by and among DCS, as Seller and Servicer, and DaimlerChrysler Auto Trust 2004-C, as Issuer, does hereby certify that:

1.	DCS is, as of the date hereof, the Servicer under the Agreement.

2.	The undersigned are Servicing Officers and are duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Issuer, the Owner Trustee and to the Trustee.

3.	A review of the activities of the Servicer during the calendar year ended December 31, 2004 and of their performance under the Agreement was conducted under our supervision.

4.	Based on such review, the Servicer has, to the best of our knowledge, performed in all material respects all of its obligations under the Agreement and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 5 below.

5.	The Servicer remitted within two business days of receipt thereof to the Deposit Account funds representing payments by or on behalf of the Obligors with respect to the receivables. These daily remittances included amounts representing estimated interest collections, which are calculated at the beginning of each month and allocated to each daily remittance for that month. The allocation of estimated interest collections included in the daily remittances for December 2004 was not correct. However, the total monthly settlements for all periods were accurate and the correct amount of actual interest collections was remitted on the Distribution Date for the affected month.

Capitalized terms used but not defined herein are used as defined in the applicable Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 21st day of March 2005.

/s/ Andree Ohmstedt	/s/ Mark L. Davis

Andree Ohmstedt	Mark L. Davis
Vice President and	Assistant Controller
Controller	Financial Reporting & Policy

Report of Independent Registered Public Accounting Firm

The Manager and Member
DaimlerChrysler Services North America LLC:

We have audited the accompanying statement of assets, liabilities and equity arising from cash transactions of DaimlerChrysler Auto Trust 2004-C (the “Trust”) as of December 31, 2004, and the related statement of cash receipts and disbursements for the period October 26, 2004 (inception) through December 31, 2004. These financial statements are the responsibility of the management of DaimlerChrysler Services North America LLC, servicer for the Trust. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1, these financial statements were prepared on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than generally accepted accounting principles.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets, liabilities and equity arising from cash transactions of DaimlerChrysler Auto Trust 2004-C as of December 31, 2004, and its cash receipts and disbursements for the period October 26, 2004 (inception) through December 31, 2004, on the basis of accounting described in Note 1.

/s/ KPMG LLP

Detroit, Michigan
March 21, 2005

Management Assertion

March 21, 2005

As of and for the year ended December 31, 2004, except as explained in the following paragraph, DaimlerChrysler Services North America LLC has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers, to the extent that such servicing standards are applicable to the servicing obligations pursuant to the Sale and Servicing Agreement dated as of November 1, 2004, among DaimlerChrysler Services North America LLC as Seller and Servicer and DaimlerChrysler Auto Trust 2004-C as Issuer.

Minimum servicing standard II.1 requires timely remittances of cash collections to the trust. The Company as Servicer remitted within two business days of receipt thereof to the Deposit Account funds representing payments by or on behalf of the Obligors with respect to the receivables. These daily remittances included amounts representing estimated interest collections, which are calculated at the beginning of each month and allocated to each daily remittance for that month. The allocation of estimated interest collections included in the daily remittances for December 2004 was not correct. However, the total monthly settlements for all periods were accurate and the correct amount of actual interest collections was remitted on the Distribution Date for the affected month.

Due to the nature of the trust, minimum servicing standards I.2, I.4, III.1, III.2, III.3, III.4, III.5, III.6, V.2, V.3, V.4 and VII.1 are not applicable and, accordingly, DaimlerChrysler Services North America LLC has not made an attempt to comply with those standards.

DaimlerChrysler Services North America LLC, as Servicer

/s/ Paul E. Knauss

Paul E. Knauss
Vice President and Chief Financial Officer

/s/ Robert L. Watson

Robert L. Watson
Senior Manager — Structured Finance and Securitization

/s/ Mark L. Davis

Mark L. Davis
Assistant Controller — Financial Reporting & Policy